Exhibit 8.1

October 1, 2015

Ferrellgas Partners, L.P.

7500 College Boulevard, Suite 1000

Overland Park, Kansas 66210

Re:	Ferrellgas Partners, L.P.
Registration Statement Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering and sale by certain selling unitholders of the Partnership named in the Registration Statement of up to 11,200,000 units (the “Secondary Common Units”) constituting common units representing limited partner interests in the Partnership. The Secondary Common Units may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Base Prospectus”) and supplements to the Prospectus (such supplements, together with the Base Prospectus, the “Prospectus”) pursuant to Rule 415 under the Act.  In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” (the “Discussion”) in the Prospectus.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Secondary Common Units pursuant to the Prospectus.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP